HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA’s, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated August 23, 2014 on the financial statements of Geotraq Inc. as of July 31, 2014 and 2013 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the periods then ended, and for the period from July 13, 2005 (inception) to July 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 24th day of September, 2014.

/S/ HARRIS & GILLESPIE CPA’S, PLLC

Certified Public Accountant’s